Exhibit 99.1

News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
Graham Corporation Reports 88% Increase in Sales
in Fourth Quarter Fiscal 2011
•	Fourth-quarter diluted earnings per share climb sharply to $0.27, up from $0.06 in the prior-year period; Operating margin improves to 15.4%

•	Sales increase 88% to $25.9 million in fourth quarter driven by organic growth of 51% and impact of Energy Steel acquisition

•	Fiscal year 2011 sales up 19% to $74.2 million

•	Strong, flexible balance sheet with $43 million in cash and investments and no debt

•	Fiscal 2012 sales expected to be approximately $95-105 million
BATAVIA, NY, May 27, 2011 — Graham Corporation (NYSE Amex: GHM), a global designer and manufacturer of critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear power plants, today reported its financial results for its fourth quarter and fiscal year ended March 31, 2011 (“fiscal 2011”). Results include Energy Steel & Supply Company, which was acquired by Graham on December 14, 2010. Energy Steel is an ASME nuclear code fabrication and specialty machining company that manufactures heat exchangers, structural weldments and valve and pump replacement parts for the nuclear power generation industry.
Net sales were $25.9 million in the fourth quarter of fiscal 2011, an 88% increase over net sales of $13.8 million in the prior year’s fourth quarter and 35% above net sales of $19.2 million in the trailing third quarter of fiscal 2011. Energy Steel contributed $5.1 million in net sales in the fiscal 2011 fourth quarter.
Net income was $2.7 million, or $0.27 per diluted share, in fiscal 2011’s fourth quarter, compared with $0.6 million, or $0.06 per diluted share, in the prior-year period.
For fiscal 2011, revenue was $74.2 million. Organic sales were $68.4 million, a 10% increase over sales of $62.2 million in the fiscal year ended March 31, 2010 (“fiscal 2010”). Through March 31, 2011, Energy Steel contributed $5.8 million in sales since being acquired by Graham in December 2010. Net income in fiscal 2011 was $5.9 million, or $0.59 per diluted share, compared with $6.4 million, or $0.64 per diluted share, in fiscal 2010. Excluding acquisition-related expenses of $0.5 million, or $0.05 per diluted share, net income was $6.4 million, or $0.64 per diluted share, remaining unchanged when compared with the prior year.
Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “As anticipated, the first half of fiscal 2011 was the tail end of the trough of the recession for us. The second half of the year clearly demonstrated the early signs of a strengthening market. Our fourth-quarter results were a strong indication of this early recovery. We also benefitted from strong short-cycle bookings and better-than-expected performance by Energy Steel. In addition, we gained traction during the quarter with stronger margin projects beginning to flow through the business that further improved profitability. Taken together, these factors resulted in full-year revenue beyond the upper range of our prior guidance.”

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Graham Corporation Reports 88% Increase in Sales in Fourth Quarter Fiscal 2011	Page 2
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Diversified Markets
International sales represented 48% of total sales in the fourth quarter of fiscal 2011 compared with 67% in fiscal 2010’s fourth quarter. Sales for Energy Steel, which was 20% of sales for the quarter, are all domestic-based.
Graham had 38% of its sales in the fourth quarter of fiscal 2011 to the refining industry compared with 34% of sales in the same period of the prior fiscal year, reflecting certain large Middle Eastern projects advancing as well as increased maintenance activity in the U.S. market. Sales to the power market were 32% of total sales, as the Energy Steel acquisition helped to strengthen opportunities in the nuclear industry and as the Company has had success with alternative energy projects, specifically geothermal power opportunities. Sales to other commercial and industrial applications accounted for 19% of sales, up from 17% in the prior fiscal year’s fourth quarter, while approximately 11% of sales were to the chemical/ petrochemical industry during the fourth quarter of fiscal 2011 compared with 45% in the prior fiscal year’s fourth quarter,
Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter to quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on at least a trailing 12-month basis.
Higher Sales and Stronger Market Drove Improved Operating Margin
Gross profit was $7.9 million, or 30.5% of sales, in the fourth quarter of fiscal 2011. Gross profit was $4.3 million, or 31.1% of sales, in the same period of the prior fiscal year and 24.7% in the trailing third quarter of fiscal 2011. Amortization of the inventory step-up adjustment and intangible assets related to the Energy Steel acquisition was $194 thousand in the fiscal 2011 fourth quarter, of which $146 thousand was included in the cost of goods sold.
Selling, general and administrative (“SG&A”) expenses in the fourth quarter of fiscal 2011 were $3.9 million, including $48 thousand of amortization expense related to Energy Steel, compared with $3.1 million in the prior year’s fourth quarter and were primarily due to the addition of Energy Steel and investments in personnel made to address growth opportunities. SG&A was 15% of sales in fiscal 2011’s fourth quarter compared with 22% in the prior year’s fourth quarter.
Operating profit in the fourth quarter of fiscal 2011 was $4.0 million, more than three times greater than operating profit of $1.2 million in the prior year’s fourth quarter. Operating margin was 15.4% in the reported period compared with 8.6% in the prior fiscal year’s fourth quarter.
Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $4.7 million in the fourth quarter of fiscal 2011 compared with $1.6 million in the same period of the prior fiscal year. The Company believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. Graham’s credit facility also contains ratios based on EBITDA. (See the attached tables for a Reconciliation of Net Income to EBITDA.)
Interest income in the fourth quarter of fiscal 2011 was $30 thousand compared with $11 thousand in the same period of the prior fiscal year. The increase was due to a higher rate of return on the invested cash.
Fiscal 2011 Review
International sales were 55% of sales in each of fiscal 2011 and fiscal 2010. By market, sales to the refining industry accounted for 35% of revenue in fiscal 2011, down from 41% in fiscal 2010. Sales to the power industry were 22% of revenue, up from just 1% the prior year. Of the $15.4 million growth in sales to the power market, Energy Steel accounted for $5.8 million while other alternative energy projects drove the remainder of the increase. Chemical/petrochemical sales were 22% of revenue in fiscal 2011, compared with 35% in the prior year. Sales to other

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commercial and industrial applications represented 21% of sales in fiscal 2011 compared with 23% in fiscal 2010.
Gross profit for fiscal 2011 was $21.9 million, or 29.4% of sales, compared with $22.2 million, or 35.7% of sales, in the prior fiscal year. The reduction in gross profit percentage resulted from margin compression, as orders received at the downcycle in our markets converted into sales, and the amortization of acquired assets from Energy Steel.
SG&A expenses were $13.1 million in fiscal 2011 compared with $12.1 million in fiscal 2010. Excluding the $0.7 million of transaction costs associated with the Energy Steel acquisition, SG&A increased by approximately 3%, or $0.3 million, in fiscal 2011. The increase stemmed from the addition of Energy Steel and investments in personnel to drive future growth. SG&A, excluding acquisition transaction costs, was approximately 16.7% of sales in fiscal 2011 compared with 19.4% in the prior-year period.
Earnings before interest, taxes, depreciation, amortization, and acquisition-related expenses (Adjusted EBITDA) were $11.2 million in fiscal 2011 consistent with $11.2 million in the prior fiscal year. (See the attached tables for a Reconciliation of Net Income to Adjusted EBITDA and other important information regarding Graham’s use and presentation of Adjusted EBITDA)
Balance Sheet Remains Strong with Significant Cash Position
Net cash used in operating activities in the fourth quarter fiscal 2011 was $4.2 million compared with $17.5 million generated from operations in the prior year’s fourth quarter and $4.0 million used in the third quarter of fiscal 2011. For fiscal 2011, cash used in operations was $10.4 million compared with cash generated from operations of $30.3 million during the prior fiscal year. The use of cash in both the quarter and 12-month periods ended March 31, 2011 was the result of an increase in unbilled revenue, due to the timing of shipments of a couple of large orders, and the utilization of customer deposits to purchase inventory for the related customer projects as they enter production.
Cash, cash equivalents and investments at March 31, 2011 were $43.1 million compared with $48.2 million at December 31, 2010 and $74.6 million at March 31, 2010. The acquisition of Energy Steel on December 14, 2010, required $17.9 million in cash. The remaining decrease was due to an increase in unbilled revenue driven by timing of billings for a small number of projects and a decrease in customer deposits used to procure raw materials.
Capital expenditures were $544 thousand in the fourth quarter and $2.0 million in fiscal 2011, compared with $501 thousand for the fourth quarter and $1.0 million in fiscal 2010. Higher capital expenditures during fiscal 2011 were related to capital equipment requirements associated with the large U.S. Navy program order that Graham won in the third quarter of fiscal 2010.
Capital expenditures in fiscal 2012 are expected to be approximately $3.0 million to $3.5 million, above Graham’s historic annual level of capital spending of $1.5 to $2.0 million. Approximately 85% of capital spending is planned for machinery and equipment.
In December 2010, Graham established a new credit facility with its bank that provides a $25 million revolving credit line, expandable to up to $50 million, with interest based on the bank’s prime rate or LIBOR plus a margin. Graham had no borrowings outstanding at the end of the quarter, excluding $13.8 million in outstanding letters of credit, against this revolving line of credit facility.
Outlook
Orders during the fourth quarter of fiscal 2011 were $26.8 million, up 47% over orders in the fourth quarter of fiscal 2010, and up 51% from $17.8 million in the trailing third quarter of fiscal 2011. Approximately 20% of the total order value in the fourth quarter of fiscal 2011 was won by Energy Steel. For fiscal 2011, total orders received were $63.2 million, including $6.1 million associated

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with Energy Steel. There continued to be excellent diversity in geography and markets with the large projects booked in the fourth quarter. Strong activity in the alternative energy markets enabled Graham to secure orders for geothermal and biomass power-generating facilities in Asia and the U.S. The Company also secured ejector system orders for oil refining projects in the U.S. and Asia. Moreover, there were robust order levels for short-cycle products that led to bookings in the fourth quarter. The fourth quarter saw roughly 35% more short-cycle orders than the average of the first three quarters of fiscal 2011.
Orders from international and U.S. customers were balanced at 50% of total orders during the fourth quarter of fiscal 2011. International orders comprised 52% of total orders in fiscal 2011. For the next few years, Graham expects an increase in orders to come from international customers in its traditional oil refinery and petrochemical markets. At the same time, the addition of Energy Steel is expected to improve U.S. order rates from the nuclear power-generation market.
Graham’s backlog was $91.1 million at March 31, 2011 compared with $90.5 million at December 31, 2010 and $94.3 million at March 31, 2010. Included in backlog is $8.4 million associated with Energy Steel.
Approximately 34% of projects in Graham’s backlog as of the end of the fourth quarter are for refinery projects, 11% for chemical and petrochemical projects and 55% for power and other markets, compared with 37%, 15% and 48%, respectively, at March 31, 2010. Included in Graham’s power and other backlog is the U.S. Navy’s carrier program order, which began to be recognized in revenue according to the percentage of completion method in the last quarter of fiscal 2011. Shipments of the majority of the project are expected to occur in fiscal years 2012 and 2013 with the smaller remaining portion shipping in fiscal 2014. Graham expects about 80% to 85% of its current backlog to ship in the next 12 months of which approximately one quarter is related to the carrier program and a large Middle East refinery. Typically, approximately 85% to 90% of backlog would ship in a 12-month period.
Graham expects sales will be in the range of $95 million to $105 million in fiscal 2012, an improvement of approximately 30% to 40% from fiscal 2011. Gross margin expectations for fiscal 2012 are 29% to 32% while SG&A expense for fiscal 2012 is expected to be around $16.5 million to $17.5 million. The expected annual effective tax rate for fiscal 2012 is between 33% and 35%.
Mr. Lines concluded, “Energy Steel has started off strong under Graham and has surpassed our expectations to date. We anticipate Energy Steel will be approximately 16% to 20% of our consolidated revenue in fiscal 2012. Overall, our pipeline remains robust and we are strongly encouraged by the long-term outlook of the industries we serve. Nonetheless, the strength of the second half of fiscal 2012 will be determined by the consistency in orders received over the first half of the fiscal year. Our guidance is also quite dependent upon the two major orders in our backlog remaining on schedule. Consequently, while we expect strong growth in fiscal 2012, the health of our markets and the strength and sustainability of the economic recovery can impact our results.”
Stock Buyback Program
Graham maintains a stock repurchase program which permits it to repurchase up to 1,000,000 shares of its common stock through July 29, 2011. Since the initiation of the program in January 2009, Graham has repurchased 362,000 shares at a cost of $3.4 million.
Webcast and Conference Call
Graham will host a conference call and live webcast today at 11:00 a.m. Eastern Time. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jeffrey F. Glajch, Vice President — Finance & Administration and Chief Financial Officer, will review Graham’s financial condition and operating results for the fourth quarter and fiscal 2011, as well as Graham’s strategy and outlook. Their review will be accompanied by a slide presentation which

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will be available on Graham’s website at www.graham-mfg.com. A question-and-answer session will follow the formal discussion.
Graham’s conference call can be accessed by dialing 1-201-689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com.
To listen to the archived call, dial 1-858-384-5517, and enter the Replay Pin Number 369510. A telephonic replay will be available from 2:00 p.m. Eastern Time on the day of release through June 3, 2011. A transcript of the call can be found on Graham’s website, once available.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For 75 years, Graham has built a reputation for top quality, reliable products and high standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.
Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.
Safe Harbor Regarding Forward Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “appears,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to Graham’s acquisition of Energy Steel & Supply Co. (including but not limited to, the integration of the acquisition of Energy Steel, revenue, backlog and expected performance of Energy Steel, and expected expansion and growth opportunities within the domestic and international nuclear power generation markets), anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”
Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:
Jeffrey Glajch, Vice President — Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com

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FINANCIAL TABLES FOLLOW.

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Graham Corporation Fourth Quarter Fiscal 2011
Condensed Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)

	(Unaudited)		(Audited)
	Three Months Ended		Year Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net sales	$25,946	$13,777	$74,235	$62,189
Cost of products sold	17,897	9,499	52,137	39,958
Cost of products sold — Amortization	146	—	247	—

Total cost of products sold	18,043	9,499	52,384	39,958

Gross profit	7,903	4,278	21,851	22,231

Gross profit margin	30.5%	31.1%	29.4%	35.7%
Other expenses and income:
Selling, general and administrative	3,846	3,092	13,009	12,081
Amortization	48	3	67	12
Other expense	—	—	—	96

Operating profit	4,007	1,183	8,775	10,042
Operating margin	15.4%	8.6%	11.8%	16.1%
Interest income	(30)	(11)	(77)	(55)
Interest expense	62	2	92	36

Income before provision for income taxes	3,975	1,192	8,760	10,061
Provision for income taxes	1,295	581	2,886	3,700

Net income	$2,680	$611	$5,874	$6,361

Per share data:
Basic:
Net income	$0.27	$0.06	$0.59	$0.64

Diluted:
Net income	$0.27	$0.06	$0.59	$0.64

Weighted average common shares outstanding:
Basic:	9,918	9,905	9,919	9,899
Diluted:	9,964	9,950	9,958	9,937

Dividends declared per share	$.02	$.02	$.08	$.08

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Graham Corporation Fourth Quarter Fiscal 2011
Condensed Consolidated Balance Sheets
(Amounts in thousands, except per share data)

	March 31, 2011	March 31, 2010
Assets
Current assets:
Cash and cash equivalents	$19,565	$4,530
Investments	23,518	70,060
Trade accounts receivable, net of allowances ($26 and $17 at March 31, 2011 and 2010, respectively)	8,681	7,294
Unbilled revenue	14,280	3,039
Inventories	8,257	6,098
Prepaid expenses and other current assets	424	396
Deferred income tax asset	1,906	255

Total current assets	76,631	91,672
Property, plant and equipment, net	11,705	9,769
Prepaid pension asset	6,680	7,335
Goodwill	7,404	—
Permits	10,300	—
Other intangible assets, net	5,218
Other assets	112	203

Total assets	$118,050	$108,979

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$47	$66
Accounts payable	9,948	6,623
Accrued compensation	4,580	4,010
Accrued expenses and other liabilities	3,427	2,041
Customer deposits	12,854	22,022
Income taxes payable	1,772	68
Deferred income tax liability	—	138

Total current liabilities	32,628	34,968
Capital lease obligations	116	144
Accrued compensation	259	292
Deferred income tax liability	8,969	2,930
Accrued pension liability	234	246
Accrued postretirement benefits	892	880
Other long-term liabilities	1,297	445

Total liabilities	44,395	39,905

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value Authorized, 500 shares
Common stock, $.10 par value Authorized, 25,500 shares
Issued, 10,216 and 10,155 shares at March 31, 2011 and 2010, respectively	1,022	1,016
Capital in excess of par value	16,322	15,459
Retained earnings	64,623	59,539
Accumulated other comprehensive loss	(5,012)	(4,386)
Treasury stock (350 and 305 shares at December 31 and March 31, 2010, respectively)	(3,300)	(2,554)

Total stockholders’ equity	73,655	69,074

Total liabilities and stockholders’ equity	$118,050	$108,979

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Graham Corporation Fourth Quarter Fiscal 2011
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year Ended
	March 31,
	2011	2010
Operating activities:
Net income	$5,874	$6,361

Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation	1,334	1,107
Amortization	314	12
Amortization of unrecognized prior service cost and actuarial losses	293	678
Discount accretion on investments	(50)	(50)
Stock-based compensation expense	478	436
Loss on disposal of property, plant and equipment	23	70
Deferred income taxes	(923)	(4,568)
(Increase) decrease in operating assets, net of acquisition:
Accounts receivable	155	(299)
Unbilled revenue	(10,672)	7,407
Inventories	(1,723)	(1,433)
Income taxes receivable/payable	1,703	4,122
Prepaid expenses and other current and non-current assets	63	(24)
Prepaid pension asset	(776)	(245)
Increase (decrease) in operating liabilities net of acquisition:
Accounts payable	2,679	990
Accrued compensation, accrued expenses and other current and non-current liabilities	461	(401)
Customer deposits	(9,498)	16,130
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(104)	(23)

Net cash (used) provided by operating activities	(10,369)	30,270

Investing activities:
Purchase of property, plant and equipment	(1,979)	(1,003)
Proceeds from sale of property, plant and equipment	14	9
Purchase of investments	(155,717)	(182,481)
Redemption of investments at maturity	202,310	153,530
Acquisition of Energy Steel & Supply Company	(17,899)	—

Net cash provided (used) by investing activities	26,729	(29,945)

Financing activities:
Proceeds from issuance of long-term debt	—	822
Principal repayments on long-term debt	(68)	(861)
Issuance of common stock	236	63
Dividends paid	(790)	(788)
Purchase of treasury stock	(874)	(229)
Excess tax deduction on stock awards	120	40
Other	—	5

Net cash used by financing activities	(1,376)	(948)

Effect of exchange rate changes on cash	51	3

Net increase in cash and cash equivalents	15,035	(620)
Cash and cash equivalents at beginning of period	4,530	5,150

Cash and cash equivalents at end of period	$19,565	$4,530

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Graham Corporation Fourth Quarter Fiscal 2011
EBITDA and Adjusted EBITDA Reconciliation
(Unaudited)
($ in millions)

Fiscal Year:	2011	2010
Net Income	$5.9	$6.4
+ Interest Expense	0.1	—
+ Income Tax Provision	2.9	3.7
+ Depreciation & Amortization	1.6	1.1
+ Acquisition Related Expenses	0.7	—
Adjusted EBITDA	$11.2	$11.2

Quarter Ended:	3/31/11	3/31/10
Net Income	$2.7	$0.6
+ Interest Expense	0.1	—
+ Income Tax Provision	1.3	0.6
+ Depreciation & Amortization	0.6	0.4
EBITDA	$4.7	$1.6
Adjusted EBITDA is defined as consolidated net income before acquisition related expenses, interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management. Because Adjusted EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.
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Graham Corporation Fourth Quarter Fiscal 2011
Additional Information
ORDER & BACKLOG TREND
(Amounts in millions)

	Q110	Q210	Q310	Q410	FY2010	Q111	Q211	Q311	Q411	FY2011
	6/30/09	9/30/09	12/31/09	3/31/10	3/31/10	6/30/10	9/30/10	12/31/10	3/31/11	3/31/11
Orders	$8.8	$29.6	$51.6	$18.3	$108.3	$8.1	$10.5	$17.8	$26.8	$63.2
Backlog	$37.0	$50.5	$89.8	$94.3	$94.3	$89.1	$83.3	$90.5	$91.1	$91.1
SALES BY INDUSTRY — FISCAL 2011
(Amounts in millions)

	Q111%		Q211%		Q311%		Q411%		FY2011%
FY 2011	6/30/10	Total	9/30/10	Total	12/31/10	Total	3/31/11	Total	3/31/11	Total
Refining	$3.3	25%	$5.3	34%	$7.6	40%	$9.8	38%	$26.0	35%
Chemical/ Petrochemical	$5.3	40%	$5.0	32%	$3.2	17%	$2.8	11%	$16.3	22%
Power	$1.1	8%	$2.4	15%	$4.5	23%	$8.3	32%	$16.3	22%
Other	$3.7	27%	$3.0	19%	$3.9	20%	$5.0	19%	$15.6	21%
Total	$13.4		$15.7		$19.2		$25.9		$74.2
SALES BY INDUSTRY — FISCAL 2010
(Amounts in millions)

	Q110%		Q210%		Q310%		Q410%		FY2010%
FY 2010	6/30/09	Total	9/30/09	Total	12/31/09	Total	3/31//10	Total	3/31/10	Total
Refining	$9.2	46%	$7.1	44%	$4.4	36%	$4.7	34%	$25.4	41%
Chemical/ Petrochem	$4.7	23%	$5.3	33%	$5.3	44%	$6.3	45%	$21.6	35%
Power	$0.1	N/A	$0.1	1%	$0.2	2%	$0.5	4%	$0.9	1%
Other	$6.1	31%	$3.6	22%	$2.3	18%	$2.3	17%	$14.3	23%
Total	$20.1		$16.1		$12.2		$13.8		$62.2
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SALES BY REGION — FISCAL 2011
(Amounts in millions)

	Q111%		Q211%		Q311%		Q411%		FY2011%
FY 2011	6/30/10	Total	9/30/10	Total	12/31/10	Total	3/31/11	Total	3/31/11	Total
United States	$5.5	41%	$7.5	48%	$6.9	36%	$13.5	52%	$33.4	45%
Middle East	$0.8	6%	$1.6	10%	$4.3	23%	$5.2	20%	$11.9	16%
Asia	$4.5	34%	$3.5	22%	$4.7	24%	$3.4	13%	$16.1	22%
Other	$2.6	19%	$3.1	20%	$3.3	17%	$3.8	15%	$12.8	17%
Total	$13.4		$15.7		$19.2		$25.9		$74.2
SALES BY REGION — FISCAL 2010
(Amounts in millions)

	Q110%		Q210%		Q310%		Q410%		FY2010%
FY 2010	6/30/09	Total	9/30/09	Total	12/31/09	Total	3/31/10	Total	3/31/10	Total
United States	$10.2	51%	$8.1	50%	$5.1	42%	$4.5	33%	$27.9	45%
Middle East	$0.4	2%	$2.9	18%	$1.8	15%	$1.3	10%	$6.4	10%
Asia	$8.2	41%	$4.0	25%	$2.8	23%	$5.3	39%	$20.3	33%
Other	$1.3	6%	$1.1	7%	$2.5	20%	$2.7	18%	$7.6	12%
Total	$20.1		$16.1		$12.2		$13.8		$62.2
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